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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 R WIRELESS INC.
             (Exact name of Registrant as specified in its charter)

         GEORGIA                                             58-2558702
(State of Incorporation)                               (I.R.S. Employer ID No.)


          4210 COLUMBIA ROAD, SUITE 10-C, MARTINEZ, GEORGIA, 30907-0401
                         (Address of Principal Offices)

                         R WIRELESS INC. 2003 STOCK PLAN
                            (Full Title of the Plan)

                                 Mark S. Neuhaus
                                    President
                                 R Wireless Inc.
                                  P.O. Box 5629
                              Ketchum, Idaho 83340
                     (Name and address of Agent for Service)

                                 (212) 534-3064
          (Telephone number, including area code of Agent for Service)



    Title of            Amount of      Max Off.        Maximum         Amount of
   Securities           Securities       Price        Aggregate          Reg.
   Registered           Registered     Per Share     Offrg. Price        Fee
--------------------- --------------- ------------ ----------------- -----------
  Common Stock        6,000,000 (1)    $0.10 (2)       $600,000           $69


(1) Issuable pursuant to Plan.

(2) Estimated Price in accordance with Rule 457(h), based upon the last reported sale on the NASD OTC Electronic Bulletin Board, which was on January 22, 2003

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                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

The documents, which contain the information related to the R Wireless Inc. 2003 Stock Plan, are not being filed as part of this Registration Statement (the "Registration Statement") and documents incorporated by reference in response to
Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the "Securities Act") will be sent or given to the participant by the Registrant as specified by Rule 428(b)(1) of the Securities Act. Any required prospectus will be duly filed prior to the resale of any of the shares of common stock registered hereunder.


Item 2.   Registrant Information and Employee Plan Annual Information.

As required by this Item, the Registrant shall provide to the participant a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference in Item 3 of Part II hereof and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act. The statement shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     Part II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference herein the documents listed in
(a) through (c) below, and all documents filed by Registrant after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, (the Exchange Act) prior to the filing of a post effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and in the Section 10 Prospectus and to be a part of each thereof from the date of filing such documents with the Securities and Exchange Commission:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2002 filed on January 14, 2003;

(b) The Registrant's Current Report on Form 8-K filed on December 27, 2002;

(c) The description of the common stock of Registrant contained in Registrant's 10-SBA-3 filed on January 15, 2002.


Item 4.   Not Applicable.


Item 5. Interests of Named Experts and Counsel: David R. Baker, a partner of Baker, Johnston & Wilson LLP, a counsel to the Company, is the beneficial owner of 512,972 shares of the Company's common stock of which 92,279 common shares of the Company are registered in the name of BJW Investments, LLC, which is wholly-owned by Baker, Johnston & Wilson LLP. BJW Investments, LLC, which Mr. Baker, with his partners, jointly direct, has investment and voting power over such shares. Mr. Baker's partners have majority power in effecting such directions. Mr. Baker has a proportional interest in such 92,279 shares, which is not fully determined but will not exceed 50%.


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Item 6.   Indemnification of Officers and Directors.

As permitted by the provisions of the Georgia Business Corporation Code ("Georgia Code"), the Company has the power to indemnify an individual made party to a proceeding because such individual is or was a director or officer of the Company against liability incurred in the proceeding, if such individual acted in good faith and in a manner reasonably believed to be in, if acting in the individual's official capacity, or, in other cases, no opposed to, the best interests of the Company and, in a criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Indemnification under this provision is limited to reasonable expenses incurred in connection with a proceeding by or in the right of the Company. The Company must indemnify a director or officer who is successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which the person is a party because he or she is or was a director or officer of the Company, against reasonable expenses incurred by the director or officer in connection with the proceeding or claim with respect to which he or she has been successful. Under the Georgia Code, the Company may pay for, or reimburse, reasonable expenses incurred by a director or officer of the Company who is a party to a proceeding in advance of final disposition of the proceeding provided the individual furnishes the Company with a written affirmation that his or her conduct was in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and undertakes to repay the advance if it is ultimately determined that the director or officer did not meet such standard of conduct.

The Company's by-laws obligate it to indemnify its directors or officers against any loss or damage sustained when acting in good faith in the performance of their corporate duties to the fullest extent permitted by law, including advancing or reimbursing expenses.

Also pursuant to the Georgia Code, the Company has set forth in its Articles of Incorporation, a provision eliminating or limiting, in specific circumstances, liability of a director to the Company or its shareholders for monetary damages for breach of duty of care or other duty as a director. This provision does not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for acts of the types set forth Section 14-2-832 of the Georgia Code, which relates to improper distribution by the Company, or (iv) for any transaction from which the director received an improper personal benefit. The Georgia Code also permits a corporation to purchase and maintain insurance on behalf of its directors, officers, employees or agents, whether or not the Company would have power to indemnify or advance expenses to them against the same liability. The Company has not purchased any such insurance.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


Item 7. Exemption from Registration Claimed: The securities named herein were sold pursuant to Section 4(2) of the Securities Act of 1933 and comprise a transaction not constituting a public offering as prescribed thereunder. Mark Neuhaus and Ned Baramov are officers of the company and accredited investors. Donald N. Rizzuto, as legal consultant to the Company, is fully familiar with its operations.


Item 8.   Exhibits.

5.1 Opinion of David Baker, Esq., regarding legality of shares being issued.

23.1 Consent of Elliott Davis, LLC, Independent Certified Public Accountant dated February 18, 2003.

99.6     R Wireless Inc. 2003 Stock Plan dated January 15, 2003.

99.7 Employment Agreement between Registrant and Ned Baramov dated January 15, 2003.

99.8 Employment Agreement between Registrant and Mark Neuhaus dated January 15, 2003.

99.9 Retainer Agreement between Registrant and Donald N. Rizzuto, Attorney and Counselor at Law dated January 15, 2003.

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Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement;

(iii) To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City, County and State of New York on this 18th day of February, 2003.


                                              R Wireless, Inc.
                                       -------------------------------------
                                                 Registrant


                                       By   /s/ Mark Neuhaus
                                       -------------------------------------
                                           Mark S. Neuhaus, President
                                          (Chief Executive Officer)


Pursuant to the requirements of the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons (constituting a majority of the Directors) in the capacities and on the dates so indicated.



/s/ Mark Neuhaus                                                   2/18/2003
-------------------------------------------------------------   ----------------
Mark S. Neuhaus, President (Chief Executive Officer),                Date
Chairman of the Board of Directors


/s/ Ned Baramov                                                    2/18/2003
-------------------------------------------------------------   ----------------
Ned Baramov, Secretary/Treasurer (Chief Financial Officer),          Date
Director


/s/ Nicole Bloom Neuhaus                                           2/18/2003
-------------------------------------------------------------   ----------------
Nicole Bloom-Neuhaus, Director                                        Date


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